Exhibit 99.1

Financial Contact:	James S. Gulmi (615)367-8325
Media Contact:	Claire S. McCall (615)367-8283
GENESCO REPORTS CERTAIN INTERIM FINANCIAL INFORMATION
EXPECTED TO BE DISCUSSED AT TRIAL
NASHVILLE, Tenn., Dec. 10, 2007 — Genesco Inc. (NYSE: GCO) today reported certain preliminary unaudited interim financial information that is expected to be discussed at its trial to enforce its Merger Agreement with The Finish Line, which begins in Chancery Court in Nashville, Tennessee today. This information is being disseminated pursuant to a representation made by Genesco to the Court to alleviate concerns about potential violations of the protective order covering nonpublic information in the case.
Fiscal month ended December 1, 2007
     The Company currently estimates that net sales for the fiscal month of November, which ended December 1, 2007, were approximately $130.3 million and that pretax earnings were approximately $1.0 million (including the effect of approximately $2.9 million of expenses related to the Finish Line/UBS litigation).
     Same store sales for the Company decreased approximately 3.7% in fiscal November compared to the same period in the prior year, with the Journeys Group decreasing approximately 4.2%, the Hat World Group decreasing approximately 3.5%, the Underground Station Group decreasing approximately 5.5%, and the Johnston & Murphy Group increasing approximately 0.7%.
     Results for the month are subject to normal quarter end adjustments and are not necessarily indicative of results to be expected for the fiscal quarter or the fiscal year.
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GENESCO —Add One
Week ended December 8, 2007
     Preliminary estimates for the week ended December 8, 2007, indicate that comparable store sales for the Company declined approximately 12% compared to the same period in the prior year.
Cautionary note regarding forward-looking information
     In addition, there exists the possibility that internal projections or forecasts of Genesco for the fourth quarter of fiscal 2008 which ends on February 2, 2008 may be discussed at the trial. The Company has not made public projections or forecasts for that period and cautions that such forward-looking information has been prepared for the internal use of management in managing and planning for the business and not with a view to public dissemination. While the forward-looking information was prepared in good faith by the Company’s management, any such forward-looking information does not reflect the impact of the actual results discussed in this press release or any other factors that may have changed since the information’s preparation.
     Forward-looking statements may include those regarding the performance outlook for the Company and its individual businesses, and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include uncertainty regarding the effect and timing of the Company’s proposed merger with a subsidiary of The Finish Line, Inc. and litigation and investigations in connection with the merger, weakness in consumer demand for products sold by the Company, fashion trends that affect the sales or product margins of the Company’s retail product offerings, changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons, changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, further unfavorable trends in foreign exchange rates, foreign labor and materials costs, and other factors affecting the cost of products, and competition in the Company’s markets. Additional factors that could affect the Company’s prospects and cause differences from expectations include the ability to open, staff and support additional retail stores on schedule and at acceptable expense
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GENESCO —Add Two
levels and to renew leases in existing stores on schedule and at acceptable expense levels, the ability to negotiate acceptable lease terminations and otherwise to execute the store closing plan on schedule and at expected expense levels, variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation and environmental matters involving the Company. Additional factors are cited in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of and elsewhere in our SEC filings, copies of which may be obtained by contacting the investor relations department of Genesco via our website www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco’s ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.
About the Company
     Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 2,150 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Shack, Hat Zone, Head Quarters and Cap Connection, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.undergroundstation.com, www.johnstonmurphy.com, www.lids.com and www.lidskids.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.